Exhibit 99.1

(Furnished herewith)

News Release

Contact:

Jen Hartmann
Director, Public Relations

publicrelations@johndeere.com

John Deere and Hitachi Construction Machinery to End Joint Venture Manufacturing and Marketing Agreements; John Deere to Acquire Deere-Hitachi Joint Venture Factories

MOLINE, IL (Aug. 19, 2021) – John Deere (NYSE: DE) today announced it has agreed with Hitachi Construction Machinery to end the Deere-Hitachi joint venture manufacturing and marketing agreements. John Deere and Hitachi will enter into new license and supply agreements, which will enable John Deere to continue to source, manufacture, and distribute the current lineup of Deere-branded excavators in the Americas.

As a result of the new agreements, the following changes will go into effect on Feb. 28, 2022, contingent upon regulatory approval.

●	John Deere will acquire the Deere-Hitachi joint-venture factories in Kernersville, NC; Indaiatuba, Brazil; and Langley, British Columbia, Canada.

●	John Deere will continue to manufacture Deere-branded construction and forestry excavators currently produced at the three Deere-Hitachi factories. These locations will discontinue production of Hitachi-branded excavators. John Deere will continue to offer a full portfolio of excavators through a supply agreement with Hitachi.

●	John Deere’s marketing arrangement for Hitachi-branded construction excavators and mining equipment in the Americas will end; Hitachi will assume distribution and support for these products.

“For many years, John Deere and Hitachi enjoyed a mutually successful partnership in the Americas,” said John Stone, president, John Deere Construction & Forestry Division and Power Systems. “As we turn the page to a new chapter of Deere-designed excavators, we remain committed to supporting our customers of today and tomorrow.”

“Looking to the future, John Deere will build on our legacy of quality and productivity and accelerate development of industry-leading technology and machinery that answers the fundamental need for smarter, safer, and more sustainable construction so our customers can shape tomorrow’s world,” Stone continued.

John Deere and Hitachi began a supply relationship in the early 1960s; then in 1988 the companies started the Deere-Hitachi manufacturing joint venture to produce excavators in Kernersville, NC. In 1998, Deere-Hitachi expanded the relationship to include the production of forestry swing machines at Deere-Hitachi Specialty Products in Langley, BC. In 2001, John Deere and Hitachi combined their marketing and distribution efforts in the Americas. In 2011, excavator manufacturing was expanded with the addition of the Deere-Hitachi Brazil factory in Indaiatuba, Brazil.

The agreement is subject to the receipt of certain required regulatory approvals as well as certain other customary closing conditions.

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Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products, technology, and services for customers whose work is revolutionizing agriculture and construction — those who cultivate, harvest, transform, enrich, and build upon the land to meet the world's increasing need for food, fuel, shelter, and infrastructure.